Telanetix, Inc.
EMPLOYEE SEPARATION AGREEMENT

This Agreement is entered into as of the date it is executed by and between Telanetix, Inc. (“Telanetix”) and Rick Ono with respect to the following facts:

A. Rick Ono has been employed by Telanetix since March, 2005 as an employee in good standing, and immediately prior to this termination has been employed in the capacity of President, COO and CFO for Telanetix.

B. Telanetix and Rick Ono agree that Rick Ono’s employment with Telanetix is terminated as of May 2, 2008 and that this termination is in the best interest of both parties.

C. Over the period of his employment Rick Ono has been granted certain stock options in Telanetix.

D. Telanetix and Rick Ono have an employment contract which guarantees Rick Ono his current salary through April, 2009.

E. Telanetix wishes to assist Rick Ono in this termination of employment, and to reach an amicable separation with Rick Ono.

WHEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1. Termination of Employment.

Effective as of the close of business on May 2, 2008 (Termination Date) Rick Ono’s employment with Telanetix was terminated. Except as otherwise provided herein, Rick Ono shall have no further duties, responsibilities, authority or obligations as an employee or agent of Telanetix after the close of business on the Termination Date.

2. Wages Due.

Upon termination Telanetix shall pay to Rick Ono all wages due through the termination date including all accrued but unused PTO.

3. Health Insurance.

Telanetix shall pay the premiums on Rick Ono’s health insurance through July 31, 2008.

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4. Employment Contract.

As of May 2, 2008, Rick Ono and Telanetix agree that Rick Ono is entitled to $156,666 in severance under the terms of the employment agreement dated April 1, 2007. Telanetix and Rick Ono agree that the calculation of the severance is based upon Rick Ono’s most current salary. In lieu of cash payment, Telanetix and Rick Ono agree to apply the severance amount plus 25% or $39,166 toward the cashless exercise of Rick Ono’s stock options.

5. Stock Option Vesting.

Over the period from January, 2005 to November 26, 2007 Telanetix granted Rick Ono options to purchase a total of 1,025,000 shares of Telanetix stock. Telanetix agrees that all 1,025,000 shares are hereby fully vested. This agreement super cedes the employee stock option grant notices of November 26, 2007 and February 23, 2007.

6. Stock Option Exercise Period.

Telanetix hereby agrees that all stock options held by Rick Ono may be exercised at any time on or before April 30, 2013, and that upon exercise in accordance with the terms of the Options Agreement the company will provide the stock in the form of registered and freely tradable stock in Telanetix, Inc or its successor. This agreement super cedes the employee stock option grant notices of November 26, 2007 and February 23, 2007.

7. Cashless Exercise of Stock Options.

Telanetix agrees that Rick Ono will be eligible to a cashless exercise of stock options. Rick Ono shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the closing price of the Common Stock on the trading day immediately preceding the date of such election;

(B) = the Exercise Price, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

This agreement super cedes the employee stock option grant notices of July 1 2005, August 16 2005, November 26, 2007 and February 23, 2007.

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8. Release.

Rick Ono, for himself and for heirs, assigns, executors, successors and each of them, does hereby unconditionally, irrevocably and absolutely release and discharge Telanetix, its directors, officers, employees, agents, successors and assigns, and any related corporations from any and all loss, liability, claims, demands, causes of action or suits of any type related directly or indirectly to Rick Ono’s employment with Telanetix and the termination of Rick Ono’s employment, excepting Telanetix’s obligations under paragraphs 2-7 above. This release extends to any transactions, affairs or occurrences between Telanetix and Rick Ono as of the date of this Agreement. Rick Ono agrees that this release extends to any and all claims relating to the termination of his employment, including claims for wrongful termination, constructive wrongful termination, employment discrimination, wages and/or commissions due, defamation, infliction of emotional distress and any other such claims under state or federal law.

Rick Ono does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Rick Ono does certify that he has read all of this Employee Separation Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same.

Rick Ono irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal, state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Rick Ono of this release, Telanetix, its officers, directors, employees, agents, successors and assigns and any related corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Rick Ono related in any way to the matters discharged herein, excepting the obligations of Telanetix under paragraphs 2-7 above.

9. Release of Age Claims.

(a)     Rick Ono represents, acknowledges and agrees that Telanetix has advised him in writing, to discuss this Agreement with an attorney, and to that extent, if any, that Rick Ono has desired, Rick Ono has done so; that Telanetix has given Rick Ono twenty-one (21) days to review and consider this Agreement and its age waiver before signing it, and Rick Ono understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing; and that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing this release voluntarily and free of any duress or coercion.

(b)	The parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Rick Ono may revoke the age waiver, and the age waiver shall not become effective or enforceable until the revocation period has expired. This age waiver shall become effective eight (8) days after it has been signed by Rick Ono and Telanetix, and in the event the parties do not sign on the same date, then this age waiver shall become effective eight (8) days after the date it is signed by Rick Ono.
(c)	In the event that Rick Ono revokes the Agreement within the time period outlined above, then Telanetix shall have no duty to pay severance as outlined in paragraph 2 above. In the event severance is prepaid, then Rick Ono shall immediately refund to Telanetix said severance pay immediately upon revocation of the Agreement.

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10. Confidentiality of Agreement.

Rick Ono acknowledges that this Employee Separation Agreement is unique to him and he agrees to preserve the confidentiality of the terms, conditions and contents of this Agreement. Rick Ono specifically agrees that he will not disclose the terms, conditions or contents of this Agreement to any person or entity, with the sole exceptions of his attorney, immediate family, financial advisors and tax authorities. Rick Ono specifically agrees not to discuss the terms, conditions or contents or this Agreement with any existing or former employee of Telanetix.

Rick Ono further agrees not to make any derogatory or adverse statements, written or verbal, regarding Telanetix or its directors, officers or employees.

11. General Provisions.

(a)     Rick Ono hereby acknowledges that he has been given the opportunity to consult with his own independent legal counsel with respect to the matters referenced in this Agreement, and that Rick Ono has obtained and considered the advice of such legal counsel as he deems necessary or appropriate, such that Rick Ono has voluntarily and freely entered into this Agreement.

(b)	This Agreement shall become effective or enforceable immediately upon Rick Ono’s execution of this Agreement, except as otherwise specified in this Agreement.
(c)	This Employee Separation Agreement contains the entire agreement between Rick Ono and Telanetix and there have been no promises, inducements or agreements not expressed in this Agreement.
(d)	The provisions of this Agreement are contractual, not merely recitals, and shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.
(e)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
(f)	Nothing in this Agreement shall be construed as an admission of any liability or any wrongdoing by any party to this Agreement.
(g)	Any dispute with respect to this Agreement will be referred to binding arbitration with the American Arbitration Association in San Diego County, California, consistent with the American Arbitration Association’s Employment Dispute Resolution rules.
(h)	California law will apply to the terms of this Agreement.

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IN WITNESS HEREOF, the undersigned have executed this Agreement on the dates shown below at the places indicated.

Dated: May 2, 2008	/s/ Richard Ono Richard Ono
Dated: May 2, 2008	Telanetix, Inc. By: /s/ Thomas A Szabio Thomas A. Szabo, Chairman & CEO

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